Exhibit 99.3

PRO FORMA CONDENSED COMBINED BALANCE SHEET

(Unaudited)

The following unaudited pro forma condensed combined balance sheet is presented to illustrate the estimated effect of the acquisition of certain assets of the NetCache business from Network Appliance, Inc. We have derived our condensed historical consolidated balance sheet at April 30, 2006 from our audited consolidated financial statements.

The unaudited pro forma condensed combined balance sheet is prepared using the purchase method of accounting as if the acquisition had been completed as of April 30, 2006. The information presented in the unaudited pro forma condensed combined balance sheet does not purport to represent what our financial position would have been had the acquisition occurred on the date indicated nor is it indicative of our future financial position.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. However, if additional information subsequently becomes available that would change these assumptions, the pro forma adjustments may differ materially from those presented in the unaudited pro forma condensed combined balance sheet.

BLUE COAT SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

April 30, 2006

(amounts in thousands)

	Historical Blue Coat	Historical Net Cache	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$46,990	$—	$(23,914	)(a)	$23,076
Short-term investments	10,200	—	—		10,200
Restricted investments	996	—	—		996
Accounts receivable, net	22,285	—	—		22,285
Inventories	435	—	—		435
Prepaid expenses and other current assets	3,895	—			3,895

Total current assets	84,801	—	(23,914)		60,887

Property and equipment, net	8,059	—	—		8,059
Restricted investments	361	—	—		361
Goodwill	62,462	—	29,862	(b)	92,324
Identifiable intangible assets, net	7,758	—	700	(c)	8,458
Other assets	723	—	—		723

Total assets	$164,164	$—	$6,648		$170,812

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,437	—	—		$5,437
Accrued payroll and related benefits	7,451	—	—		7,451
Deferred revenue	25,946	—	—		25,946
Accrued restructuring reserve	604	—	—		604
Other accrued liabilities	4,638	—	980	(d)	5,618

Total current liabilities	44,076	—	980		45,056

Deferred rent, less current portion	1,996	—	—		1,996
Accrued restructuring reserve, less current portion	290	—	—		290
Deferred revenue, less current portion	7,844	—	—		7,844

Total liabilities	54,206	—	980		55,186

Commitments and contingencies

Stockholder’s equity
Preferred stock	—	—	—		—
Common stock	2	—	—		2
Additional paid-in capital	1,014,493	—	5,668	(e)	1,020,161
Treasury stock	(903)	—	—		(903)
Deferred stock compensation	(1,901)	—	—		(1,901)
Accumulated deficit	(901,732)	—	—		(901,732)
Accumulated other comprehensive deficit	(1)	—	—		(1)

Total stockholders’ equity	109,958	—	5,668		115,626

Total liabilities and stockholders’ equity	$164,164	$—	$6,648		$170,812

See accompanying notes.

Note 1. Purchase Price Allocation

On September 11, 2006, Blue Coat purchased certain assets of the NetCache business from Network Appliance, Inc. Pursuant to the Asset Purchase Agreement, the consideration in the Asset Purchase consisted of cash consideration of $23.9 million, 360,000 shares of Blue Coat Common Stock valued at $5.7 million, and $1.0 million in estimated direct transaction costs. The estimated purchase price has been allocated to intangible assets acquired with the excess purchase price being allocated to goodwill.

The preliminary allocation of the estimated purchase price, based on the fair value of certain components, consisted of the following at September 11, 2006 (in thousands):

Consideration and direct transaction costs:
Cash	$23,914	(I)
Fair value of Blue Coat common stock	5,668	(II)
Estimated direct transaction costs	980	(III)

Total purchase price	$30,562

Allocation of purchase price:
Identifiable intangible assets	$700	(IV)
Goodwill	29,862	(V)

Total purchase price	$30,562

(I)	Cash paid as part of the purchase consideration.

(II)	The 360,000 Blue Coat common shares were valued for accounting purposes using $15.74 per share, which is based on the average closing price of Blue Coat’s common stock for a period of two days before and after the June 23, 2006 announcement date.

(III)	Estimated direct transaction costs incurred by Blue Coat relate primarily to legal, consulting, and accounting fees associated with the acquisition.

(IV)	To establish the value of the intangible assets, the Company used an income approach, which values an asset based on the earnings capacity of such asset based on the future cash flows that could potentially be generated by the asset over its estimated remaining life. These cash flows are discounted to their present value using a discount rate, which would provide sufficient risk-adjusted return to a potential investor and an appropriate level of risk. The present value of the cash flows over the life of the asset is summed to equal the estimated value of the asset. The sole identifiable intangible asset is Customer relationships and is being amortized to operating expense over its estimated useful live of 5 years.

(V)	In accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” the excess of the estimated purchase price over the net identifiable assets acquired (the “Goodwill”) is not amortized in the accompanying pro forma condensed combined consolidated financial statements

Note 2. Pro Forma Adjustments

Pro forma adjustments giving effect to the acquisition in the unaudited pro forma condensed combined balance sheet are as follows:

(a)	To reflect the cash paid as part of the purchase consideration.
(b)	To reflect the Goodwill originating from the acquisition.
(c)	To reflect the estimated fair value of identifiable intangible assets acquired.
(d)	To reflect the estimated direct transaction costs of the acquisition.
(e)	To reflect the issuance of Blue Coat Common Stock at the closing of the acquisition as part of the purchase consideration.